EXHIBIT 99.1

Otelco Reports First Quarter 2018 Results

ONEONTA, Ala., May 08, 2018 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ:OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced results for its first quarter ended March 31, 2018. Key highlights for Otelco include:

  Total revenues of $16.7 million.
  Operating income of $4.1 million.
  Net income of $2.0 million.
  Adjusted EBITDA (as defined below) of $6.1 million.

Revenue and operating income for the three months ended March 31, 2018, declined 3.8% and 19.1%, respectively, when compared to the three months ended March 31, 2017. It should be noted that nearly half of the operating income decline was related to one-time expenses, including the special bonus given to Otelco employees during first quarter, as the Company shared a portion of the benefit of the Tax Cut and Jobs Act.

“Holding our operating margins, in spite of continued declines in our residential subscriber base, remains our focus,” commented Rob Souza, President and CEO of Otelco. “And, we continue to work on minimizing the impact of service delivery cost increases during first quarter. In addition, we have made modest price-point adjustments and fee changes to help support operating margins. Our team continues to identify efficiencies in our customer service processes to meet customer expectations while improving the cost structure of our business. In addition, we are analyzing new revenue opportunities resulting from expanding the reach of our fiber network for both current and future customers.”

Net income increased to $2.0 million in first quarter 2018 from $1.6 million in the same quarter of 2017. Cash increased $2.7 million during first quarter 2018 to $6.3 million at March 31, 2018, compared to $3.6 million at the end of 2017. Both measures were positively affected by a reduction in cash interest expense of $1.0 million associated with the Company’s new credit agreement. The Tax Cuts and Jobs Act lowered the provision for taxes and created a tax refund of $1.0 million during first quarter 2018. In addition to its scheduled principal payment for second quarter 2018, the Company anticipates making a voluntary prepayment to CoBank to continue to reduce its long-term debt. The Company’s ratio of debt, net of cash, to Consolidated EBITDA (as defined below), was 2.95 at March 31, 2018.

The Company expects to make capital investments in its network and the new billing and operations support system  in 2018 at a level similar to the $8.5 million it invested in 2017. Going forward, the Company will continue to deploy new fiber to meet its ten-year ACAM commitment of providing high-speed Internet service options to its customers. In April 2018, the FCC announced that another $500 million would be included in the Connect America Fund. The additional funding is expected to be apportioned to companies already receiving ACAM and Legacy support. Once finalized by the FCC, the additional funding is expected to increase Otelco’s overall support with some of the funding being paid retroactively for 2017. Otelco would recognize this additional revenue as it is received and adjust its build-out program for the marginal increase in speed and location commitments.

“After nearly eighteen months of investigation, vendor selection, conversion planning, system’s development and employee training, we are preparing to convert all of our operational and billing systems onto a single platform during second quarter 2018,” noted Souza. “The process has been designed to have minimal impact on serving our customers. However, there are short planned periods where we will have to delay new customer orders while the databases of the old systems are rolled over to the new system. Our employees have worked hard throughout this conversion process. We are excited to be updating to the new technology and look forward to the operational benefits it will offer our customers and the financial benefits our stockholders will see in our financial results.”

First Quarter 2018 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,		Change
	2018	2017	Amount	Percent
Revenues	$16,726	$17,380	$(654)	(3.8)%
Operating income	$4,061	$5,020	$(959)	(19.1)%
Interest expense	$(1,459)	$(2,611)	$(1,152)	(44.1)%
Net income	$1,996	$1,608	$388	24.1%
Net income per share	$0.59	$0.48	$0.11	22.9%
Diluted net income per share	$0.58	$0.47	$0.11	23.4%

Consolidated EBITDA(a)	$6,137	$7,198	$(1,061)	(14.7)%
Capital expenditures	$1,175	$1,270	$(95)	(7.5)%

Reconciliation of Consolidated EBITDA to Net Income
			Twelve Months
	Three Months Ended March 31,		Ended March 31,
	2018	2017	2018
Net income	$1,996	$1,608		$12,502
Add: Depreciation	1,735	1,739		6,997
Interest expense less interest income	1,337	2,302		7,463
Interest expense - amortized loan cost	121	310		4,634
Income tax expense	774	1,004		(8,086)
Amortization - intangibles	84	101		359
Loan fees	19	39		2,426
Stock-based compensation (senior management)	71	95		285
Consolidated EBITDA(a)	$6,137	$7,198		$26,580

(a) Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Otelco Inc. - Key Operating Statistics

	March 31,	December 31,	% Change from
	2018	2017	December 31, 2017
Business/Enterprise
CLEC
Voice lines	16,030	16,239	(1.3	) %
HPBX seats	11,369	11,338	0.3%
Data lines	3,325	3,359	(1.0	) %
Wholesale network lines	2,398	2,417	(0.8	) %
RLEC
Voice lines	15,212	15,400	(1.2	) %
Data lines	1,586	1,602	(1.0	) %
Access line equivalents (b)	49,920	50,355	(0.9	) %

Residential
CLEC
Voice lines	621	628	(1.1	) %
Data lines	2,792	2,815	(0.8	) %
RLEC
Voice lines	18,725	19,147	(2.2	) %
Data lines	18,558	18,771	(1.1	) %
Other services	3,485	3,561	(2.1	) %
Access line equivalents (b)	44,181	44,922	(1.6	) %

Otelco access line equivalents (b)	94,101	95,277	(1.2	) %

(b) The Company defines access line equivalents as retail and wholesale voice lines, data lines (including cable modems, digital subscriber lines, other broadband connections and dedicated data access trunks) and other services (including entertainment and security services).

The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of March 31, 2018.

Ratio of debt, net of cash, to Consolidated EBITDA
as of March 31, 2018
($000)

Notes payable	$82,946
Debt issuance costs	1,879
Notes outstanding	$84,825

Less cash	(6,288)
Notes outstanding, net of cash	$78,537
Consolidated EBITDA for the
last twelve months	$26,580

Ratio of debt, net of cash, to Consolidated EBITDA	2.95

FINANCIAL DISCUSSION FOR FIRST QUARTER 2018:

Revenues

Total revenues decreased 3.8% in the three months ended March 31, 2018, to $16.7 million from $17.4 million in the three months ended March 31, 2017. The decrease was primarily due to the traditional access revenue affected by the FCC’s inter-carrier compensation reform order (the “FCC’s order”) and the decrease in residential RLEC access line equivalents. The table below provides the components of the Company’s revenues for the three months ended March 31, 2018, compared to the same period of 2017.

	Three Months Ended March 31,		Change
	2018	2017	Amount	Percent
	(Dollars in thousands)
	(Unaudited)
Local services	$5,489	$5,599	$(110)	(2.0)%
Network access	5,234	5,712	(478)	(8.4)
Internet	3,896	3,909	(13)	(0.3)
Transport services	1,191	1,149	42	3.7
Video and security	740	765	(25)	(3.3)
Managed services	176	246	(70)	(28.5)
Total	$16,726	$17,380	$(654)	(3.8)

Local services revenue decreased 2.0% in the three months ended March 31, 2018, to $5.5 million from $5.6 million in the three months ended March 31, 2017. The decline in RLEC residential voice access lines on local service and long distance and the impact of the FCC’s order, which reduced or eliminated intrastate and local cellular revenue, accounted for a decrease of $0.2 million. A portion of the RLEC decrease is recovered through the Connect America Fund, which is categorized as interstate access revenue. Wholesale services in a municipality in Massachusetts provided an increase of $0.1 million. Network access revenue decreased 8.4% in the three months ended March 31, 2018, to $5.2 million from $5.7 million in the three months ended March 31, 2017. A $0.2 million decrease in switched and special access, a $0.2 million decrease in end user-based fees and a $0.1 million decrease in the Connect America Fund and transition payments accounted for the decline. Internet revenue was unchanged at $3.9 million in the three months ended March 31, 2018, and three months ended March 31, 2017. Increased speed and additional data customers in a municipality in Massachusetts were offset by the reduction in residential RLEC customers. Transport services revenue increased 3.7% in the three months ended March 31, 2018, to $1.2 million from $1.1 million in the three months ended March 31, 2017, reflecting small increases in both wide area network and wholesale transport services. Video and security revenue decreased 3.3% to just over $0.7 million in the three months ended March 31, 2018, from just under $0.8 million in the three months ended March 31, 2017, reflecting an increase in IPTV revenue, offset by decreases in basic cable and pay-per-view revenue. Managed services revenue decreased 28.5% to just under $0.2 million in the three months ended March 31, 2018, from just over $0.2 million in the three months ended March 31, 2017, reflecting one-time revenue in first quarter 2017.

Operating Expenses

Operating expenses in the three months ended March 31, 2018, increased 2.5% to $12.7 million in the three months ended March 31, 2018, from $12.4 million in the three months ended March 31, 2017. Cost of services increased 1.9% to $8.0 million in the three months ended March 31, 2018, from $7.8 million in the three months ended March 31, 2017. Cable and internet; central office and circuit; pole rental; and network operations expenses each increased $0.1 million while access and toll expense decreased $0.2 million. Selling, general and administrative expenses increased 6.4% to $2.9 million in the three months ended March 31, 2018, from $2.7 million in the three months ended March 31, 2017. The increase was attributable to $0.2 million in training expense associated with the Company’s new billing and operating support system, which will be implemented in second quarter 2018, and $0.1 million in higher legal expenses. These increases were partially offset by a $0.1 million decrease in senior management and stock compensation expense. Depreciation and amortization was unchanged at $1.8 million in the three months ended March 31, 2018, and March 31, 2017.

Operating Income

Operating income in the three months ended March 31, 2018, decreased 19.1% to $4.1 million from $5.0 million in the three months ended March 31, 2017, based on the mentioned changes in revenue and operating expenses.

Interest Expense

Interest expense in the three months ended March 31, 2018, decreased 44.1% to $1.5 million from $2.6 million in the three months ended March 31, 2017. Lower interest rates accounted for just under $1.0 million of the decrease and lower loan cost amortization accounted for just under $0.2 million.

Other Income

Other income was unchanged at $0.2 million in the three months ended March 31, 2018, and March 31, 2017. The Company received dividends from CoBank related to loans with the bank for a partial year in both 2016 and 2017, which were paid in the subsequent year. These dividends constitute the majority of other income.

Income Tax Expense

The Tax Cuts and Jobs Act, implemented at the end of 2017, increased bonus depreciation from 50% to 100% and reduced the maximum federal corporate tax rate from 35% to 21%. While lower interest expense increased net income, the net effect of the new law was to lower the provision for federal income taxes and raise the provision for state income taxes, producing a reduction of $0.2 million for the three months ended March 31, 2018, when compared to the same period in 2017.

Net Income
Based on the changes noted above, net income increased $0.4 million to $2.0 million for the three months ended March 31, 2018, when compared to $1.6 million for the three months ended March 31, 2017, primarily driven by the reductions in interest with the implementation of the new CoBank credit facility and the lower effective tax rate inherent in the Tax Cuts and Jobs Act.

Consolidated EBITDA

Based on the changes noted above, Consolidated EBITDA decreased $1.1 million to $6.1 million for the three months ended March 31, 2018, when compared to $7.2 million for the three months ended March 31, 2017. Stock based compensation and other excluded expenses are added back in the calculation of Consolidated EBITDA. See financial tables for a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of March 31, 2018, the Company had cash and cash equivalents of $6.3 million compared to $3.6 million at December 31, 2017. A $1.1 million principal payment was made at the end of March 2018, reducing the outstanding balance on our credit facility to $84.8 million. The Company’s ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months was 2.95 at March 31, 2018.

Capital Expenditures

Capital expenditures were $1.2 million for the three months ended March 31, 2018, compared to $1.3 million in the same period in 2017.

First Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, May 9, 2018, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (719) 325-2429 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 4426024.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With more than 94,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited)
	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$6,288	$3,570
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $235 and $206, respectively	4,489	4,647
Other	1,691	1,875
Materials and supplies	3,009	2,700
Prepaid expenses	1,451	3,122
Total current assets	16,928	15,914

Property and equipment, net	50,355	50,888
Goodwill	44,976	44,976
Intangible assets, net	1,223	1,328
Investments	1,506	1,632
Interest rate cap	34	-
Other assets	190	201
Total assets	$115,212	$114,939

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,315	$1,619
Accrued expenses	4,783	4,803
Advance billings and payments	1,632	1,684
Customer deposits	55	58
Current maturity of long-term notes payable, net of debt issuance cost	3,890	3,891
Total current liabilities	11,675	12,055

Deferred income taxes	18,939	18,939
Advance billings and payments	2,331	2,367
Other liabilities	17	13
Long-term notes payable, less current maturities and debt issuance cost	79,056	80,058
Total liabilities	112,018	113,432

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,388,624 and 3,346,689 shares, respectively	34	34
Additional paid in capital	3,976	4,285
Accumulated deficit	(816)	(2,812)
Total stockholders' equity	3,194	1,507
Total liabilities and stockholders' equity	$115,212	$114,939

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)
	Three Months Ended March 31,
	2018	2017

Revenues	$16,726	$17,380

Operating expenses
Cost of services	7,965	7,813
Selling, general and administrative expenses	2,881	2,707
Depreciation and amortization	1,819	1,840
Total operating expenses	12,665	12,360

Income from operations	4,061	5,020

Other income (expense)
Interest expense	(1,459)	(2,611)
Other income	168	203
Total other expense	(1,291)	(2,408)

Income before income tax expense	2,770	2,612
Income tax expense	(774)	(1,004)

Net income	$1,996	$1,608

Weighted average number of common shares outstanding:
Basic	3,388,624	3,346,689
Diluted	3,420,181	3,444,370

Basic net income per common share	$0.59	$0.48

Diluted net income per common share	$0.58	$0.47

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$1,996	$1,608
Adjustments to reconcile net income to cash flows
provided by operating activities:
Depreciation	1,735	1,739
Amortization	84	101
Amortization of loan costs	121	310
Provision for uncollectible accounts receivable	85	78
Stock-based compensation	71	95
Payment in kind interest - subordinated debt	-	77
Changes in operating assets and liabilities
Accounts receivable	257	117
Materials and supplies	(309)	(414)
Prepaid expenses and other assets	1,683	1,067
Accounts payable and accrued expenses	(324)	327
Advance billings and payments	(88)	470
Other liabilities	1	(4)
Net cash from operating activities	5,312	5,571

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(1,175)	(1,270)
Net cash used in investing activities	(1,175)	(1,270)

Cash flows used in financing activities:
Loan origination costs	(37)	-
Principal repayment of long-term notes payable	(1,087)	(4,125)
Interest rate cap	(34)	-
Retirement of CoBank equity	119	164
Tax withholdings paid on behalf of employees for restricted stock units	(380)	(209)
Net cash used in financing activities	(1,419)	(4,170)

Net increase in cash and cash equivalents	2,718	131
Cash and cash equivalents, beginning of period	3,570	10,538

Cash and cash equivalents, end of period	$6,288	$10,669

Supplemental disclosures of cash flow information:
Interest paid	$1,337	$2,247

Income taxes (refund) paid	$(1,000)	$11

Issuance of Class A common stock	$-	$1

Contact:
Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis.Garner@Otelco.com